UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 12, 2016
ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Avenue
Suite 300
Rye, New York 10580
(Address of principal executive offices) (Zip Code)
(914) 288-8100
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2016, Acadia Realty Trust (the "Company") issued a press release announcing the retirements of Jonathan Grisham, the Company's prior Senior Vice President and Chief Financial Officer and Robert Masters, the Company's Senior Vice President and Senior Legal Counsel (collectively, the "Retiring Executives") effective September 30, 2016. The Company had previously announced the Retiring Executives intention to retire following the transition of their responsibilities to their successors, which has been completed. Both Mr. Grisham and Mr. Masters have been with the Company since its inception in 1998 and have successfully transitioned their responsibilities to their successors - John Gottfried and Jason Blacksberg, respectively. The Company anticipates recognizing an aggregate charge of approximately $4.2 million (approximately $0.05 per share), the majority of which relates to the acceleration of vesting of certain previously granted stock based compensation awards, as well as certain cash payments. However, all previously unvested performance-based awards will continue to remain subject to their vesting requirements. This non-recurring charge was not incorporated into the Company’s previously-provided earnings guidance for the year ending December 31, 2016. The Retiring Executives and the Company anticipate entering into consulting arrangements to assist with general matters, as may be requested by the Company from time to time

Item 7.01 Regulation FD Disclosure.

A copy of the press release with respect to the Retiring Executives is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including the information included in Exhibit 99.1 attached hereto, is intended to be furnished solely pursuant to this Item 7.01, and is not deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference into any filing under the Securities Act of 1933, as amended ("Securities Act") or the Exchange Act, or otherwise subject to the liabilities of Sections 11 and 12 (a) (2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press Release dated September 12, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST (Registrant) Date: September 12, 2016 By: /s/ John Gottfried Name: John Gottfried Title: Sr. Vice President and Chief Financial Officer